Exhibit 99.1

April 20, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports record first quarter earnings of $5 billion, or $1.07 per share

Net income up 14 percent

Good momentum across businesses

Capital markets income strong

Efficiency ratio below 50 percent

CHARLOTTE — Bank of America Corporation today reported that net income in the first quarter of 2006 rose 14 percent to $4.99 billion from $4.39 billion a year earlier. Per-share earnings (diluted) were unchanged from a year earlier at $1.07. Return on average common equity for the first quarter was 15.44 percent. Under purchase accounting rules, results for the first quarter of 2005 do not include MBNA, which was acquired on January 1, 2006.

Excluding merger and restructuring charges of $98 million pre-tax, equal to 1 cent per share, the company earned $5.05 billion, or $1.08 per share, in the first quarter of 2006. A year earlier merger and restructuring charges of $112 million reduced per-share earnings by 2 cents.

Revenue grew 31 percent while noninterest expense was up 26 percent. However, on a pro forma basis (including MBNA’s first quarter of 2005 results), revenue increased almost 10 percent while noninterest expense was up only 5 percent. Information regarding pro forma results was included in the Form 8-K filed on April 10, 2006.

This significant operating leverage was driven by continued strong performance in the consumer businesses as well as improvements in trading account profits, equity investment gains and investment banking income.

The current quarter’s results included $320 million, or 5 cents per share, in expense from the impact of SFAS 123R, which accelerates the recognition of certain equity-based compensation expenses for retirement-eligible associates. In addition, as previously announced, the company terminated certain derivatives used as hedges in asset liability management that did not qualify for SFAS 133 hedge accounting at a cost of $175 million, or 2 cents per share.

“We are off to a great start in 2006,” said Kenneth D. Lewis, chairman and chief executive officer. “We have strong momentum in all our businesses as the benefits from continued execution in our consumer businesses were accompanied this quarter by a rebound in trading and good performance in investment banking and wealth management.”

First Quarter 2006 Highlights

•	Bank of America maintained its position as a leading online financial services retailer. Sales of products through E-Commerce during the quarter were 1.1 million, as the percentage of retail sales coming through the E-Commerce channel rose to 10.8 percent of total production. The company now has a record 19.6 million active online customers who paid $44.4 billion worth of bills in the first quarter of 2006. During the quarter, the bank announced new e-alerts that will help customers monitor accounts and detect fraud.

•	The company added approximately 603,000 net new checking accounts in the quarter, driven by the bank’s Keep the Change™ and customer referral programs. Net new savings accounts grew by more than 483,000 during the quarter primarily due to the reintroduction of the Risk Free CD and the Keep the Change™ program. Bank of America now has more than 54 million checking and savings accounts.

•	Home equity production volume increased $3.5 billion, or 23 percent, from the first quarter of 2005 to $18.6 billion. At 8.4 percent, Bank of America has the largest market share as of year-end 2005, with a home equity portfolio now exceeding $70 billion.

•	Mass market small business sales increased more than 21 percent from the first quarter of 2005, driven by increases in small business online banking and small business credit products.

•	Capital Markets and Advisory Services had a record quarter with more than $2.2 billion in revenue, driven by double-digit revenue increases in Global Liquid Products and Global Credit Products as compared to the first quarter of 2005. According to Loan Pricing Corporation, Bank of America is ranked number one in syndicated loans and leveraged loans as measured by number of deals.

•	Total assets under management in Wealth and Investment Management grew to nearly $494 billion, an increase of 14 percent from the first quarter of 2005. Based on assets under management, 82% of assets were invested in funds (equity, fixed income, and money market funds) where at least one share class placed in the top two quartiles of their peer group.[1]

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[1]	The share class earning the ranking may have limited eligibility and may not be available to all investors. Peer group rankings where provided by Morningstar for equity funds, Lipper for fixed income funds and iMoneyNet for money market funds.

First Quarter 2006 MBNA Transition Highlights

•	Cost savings for the merger in the first quarter were $163 million pre-tax, equal to 2 cents per share, due primarily to personnel reductions and marketing synergies. The transition is on track to meet projected savings targets.

•	As of March 31, about one third of the projected 6,000 job reductions have been achieved, the vast majority through attrition since the merger was announced on June 30, 2005.

•	Bank of America began offering more than 300 MBNA affinity cards through bankofamerica.com and in pilots involving 700 banking centers. Early results are exceeding expectations.

•	Bank of America renewed relationships with several key MBNA affinity partners during the quarter. Bank of America, through its acquisition of MBNA, has worldwide affinity relationships with more than 5,000 organizations.

First Quarter 2006 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 31 percent to $17.94 billion from $13.74 billion in the first quarter of 2005. Last year’s results did not include MBNA.

Net interest income on a fully taxable-equivalent basis was $9.04 billion, compared to $7.71 billion the previous year. In addition to MBNA, the increase was driven by the impact of consumer, middle market, commercial and large corporate loan growth and increases in asset liability management activity primarily due to changes in interest rates. The impact of these increases was partially offset by a lower trading-related contribution. The net interest yield increased two basis points to 2.98 percent.

Noninterest income was $8.90 billion compared to $6.03 billion. In addition to MBNA, these results were driven by continued strength in service fee income, increases in trading account profits, equity investment gains, investment banking income and card income.

Gains on sales of debt securities were $14 million in the quarter compared to $659 million in the first quarter of 2005.

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Efficiency

The efficiency ratio for the first quarter of 2006 was 49.74 percent. Noninterest expense increased to $8.92 billion compared to $7.06 billion a year ago. In addition to MBNA and the increase in personnel costs due to changes in equity-based compensation accounting, expenses were higher due to increased marketing spending related to consumer banking initiatives. Also included in first quarter 2006 expenses were $98 million in pre-tax merger and restructuring charges related to the MBNA acquisition.

Credit Quality

Credit quality was stable. As anticipated, net charge-offs decreased substantially from the fourth quarter of 2005 due to the impact of bankruptcy reform. Net charge-offs were down compared to the first quarter of 2005 due to lower bankruptcies, partially offset by growth and seasoning of the card portfolio and new advances on accounts previously securitized. Provision expense rose compared to the first quarter of 2005 due to the addition of MBNA, a slower rate of improvement in commercial credit quality, and an increase in reserves to cover the anticipated return to a more normal level of bankruptcy-related charge-offs.

•	Provision for credit losses was $1.27 billion, down from $1.4 billion in the fourth quarter of 2005, and up from $580 million a year earlier.

•	Net charge-offs were $822 million, or 0.54 percent of average loans and leases. Reported net charge-offs excluded $210 million, or 0.14 percent, as a result of impaired loan accounting for MBNA. Net charge-offs were $1.65 billion, or 1.16 percent, in the fourth quarter of 2005 and $889 million, or 0.69 percent, in the first quarter of 2005. Total managed net losses were $1.48 billion, or 0.84 percent of managed loans and leases. This compared to $1.71 billion, or 1.19 percent, on December 31, 2005 and $1.03 billion, or 0.78 percent, on March 31, 2005.

•	Nonperforming assets were $1.68 billion, or 0.27 percent of total loans, leases and foreclosed properties, as of March 31, 2006. This compared to $1.60 billion, or 0.28 percent, at December 31, 2005 and $2.34 billion, or 0.44 percent on March 31, 2005.

•	The allowance for loan and lease losses was $9.07 billion, or 1.46 percent of loans and leases, at March 31, 2006. This compared to $8.05 billion, or 1.40 percent at December 31, 2005 and $8.31 billion, or 1.57 percent, at March 31, 2005, which do not include MBNA.

Capital Management

Total shareholders’ equity was $129.43 billion at March 31, 2006. Period-end assets grew to $1.38 trillion. The Tier 1 Capital Ratio was 8.45 percent, up from 8.25 percent on December 31, 2005 and 8.26 percent a year earlier.

During the quarter, Bank of America paid a cash dividend of $0.50 per share. In conjunction with the MBNA acquisition, the company issued 631 million common shares. The company also issued 38.9 million shares primarily related to employee stock options and ownership plans, and repurchased 88.5 million common shares. Period-ending common shares issued and outstanding were 4.58 billion for the first quarter of 2006, compared to 4.00 billion for the fourth quarter of 2005 and 4.04 billion for the first quarter of 2005.

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First Quarter 2006 Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	Q1 2006	Q1 2005
Total Revenue [1]	$10,201	$6,853
Provision for credit losses	1,257	710
Noninterest expense	4,693	3,238
Net Income	2,675	1,878
Efficiency ratio	46.01%	47.25%
Return on average equity	16.89	26.46
Loans and leases[2]	$187,048	$139,644
Deposits[2]	330,204	300,562

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Revenue grew 49 percent and net income increased 42 percent from a year ago. Last year’s first quarter did not include MBNA results. On a pro forma basis (including MBNA’s first quarter of 2005 results), revenue increased 8 percent while net income increased 11 percent.

Results were driven by increased service charges due to new account growth, higher debit card income due to increased usage and higher credit card income as Bank of America’s combination with MBNA showed early positive results. These increases were dampened by lower results in consumer real estate, which was affected by margin compression due in part to higher interest rates as compared to the first quarter of 2005.

Provision expense increased primarily due to the addition of MBNA and the increase in reserves to cover the anticipated return to a more normal level of bankruptcy-related charge-offs.

•	Deposits had revenue of $3.99 billion and net income of $1.10 billion. Mass market small business deposits increased more than 6 percent to more than $75 billion as small business owners opened more than 54,000 net new checking accounts. Debit card revenue grew more than 26 percent, primarily driven by a 24 percent increase in purchase volume resulting from account growth, increased usage and higher average ticket size.

•	Card Services had revenue of $5.28 billion and net income of $1.32 billion. More than 3.1 million Bank of America and MBNA cards were issued in the quarter through banking center, E-Commerce and direct mail channels, and managed Card Services loans topped $185 billion.

•	Home Equity had revenue of $351 million and net income of $116 million.

•	Mortgage had revenue of $347 million and net income of $72 million.

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Global Corporate and Investment Banking

(Dollars in millions)	Q1 2006	Q1 2005
Total Revenue [1]	$5,560	$5,447
Provision for credit losses	39	(151)
Noninterest expense	3,026	2,705
Net Income	1,586	1,851
Efficiency ratio	54.42%	49.66%
Return on average equity	15.02	17.76
Loans and leases[2]	$236,828	$205,963
Deposits[2]	197,922	186,285
Trading-related assets[2]	317,675	278,571

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

During 2005 Bank of America announced the combination of Global Business and Financial Services and Global Capital Markets and Investment Banking into a new segment called Global Corporate and Investment Banking. This combination was effective January 1, 2006.

Revenue increased 2 percent to $5.56 billion from $5.45 billion. Net income was lower by 14 percent due to higher provision expense and compensation costs. The impact of a flattening yield curve and a reduction in the market value of the bank’s credit default swap book also lowered results.

The revenue increase was driven by 19 percent growth in Capital Markets and Advisory Services, as investments in personnel and trading infrastructure helped produce record trading and investment banking results. Investment banking revenue grew 40 percent from the first quarter of 2005, as increased market activity and deal flow produced strong results in advisory fees, debt underwriting and equity underwriting.

Provision expense rose $190 million, primarily due to a provision benefit in the first quarter of 2005 resulting from actions to reduce certain Latin American portfolio exposures as well as a slower rate of improvement in commercial credit quality.

•	Capital Markets and Advisory Services had revenue of $2.22 billion and net income of $519 million.

•	Business Lending had revenue of $1.34 billion and net income of $516 million. Tighter spreads narrowed net interest income for this sub-segment. Average loans were up 15 percent from a year ago due to increased credit line utilization and new business.

•	Treasury Services had revenue of $1.63 billion and net income of $514 million. Results were driven by the effect of rising rates on deposit spreads, increased transactions with existing clients, and the acquisition of new clients.

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Global Wealth and Investment Management

(Dollars in millions)	Q1 2006	Q1 2005
Total Revenue [1]	$1,968	$1,813
Provision for credit losses	(1)	2
Noninterest expense	992	909
Net Income	614	584
Efficiency ratio	50.37%	50.13%
Return on average equity	22.70	24.01
Loans and leases[2]	$58,766	$50,836
Deposits[2]	114,001	116,108

(in billions)	At 3/31/06	At 3/31/05
Assets under management	$493.9	$433.4

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Revenue increased 8.5 percent and net income 5 percent from a year ago. Results were driven by higher asset management fees, higher loan volume and higher deposit revenue due in part to the continued migration of certain banking relationships from Global Consumer and Small Business Banking.

Asset management fees increased 10 percent from the first quarter of 2005 due to higher assets under management balances driven by net asset inflows of $33 billion in both short-term and long-term assets in addition to increased market values of $28 billion.

•	Premier Banking & Investments had revenue of $717 million and net income of $229 million as Premier continues to build out both banking and brokerage services. Higher spreads on the deposit book helped boost results.

•	The Private Bank had revenue of $539 million and net income of $144 million.

•	Columbia Management had revenue of $363 million and net income of $80 million. Increased levels of assets under management led to higher asset management fees.

All Other

For the first quarter of 2006, All Other reflected $111 million of net income, compared to net income of $80 million for the first quarter of 2005. Equity Investment gains were $513 million in the first quarter of 2006 compared to $264 million in the first quarter of 2005. Included in All Other was the $175 million, or 2 cents per share, loss on derivatives used as economic hedges.

Note: Al de Molina, chief financial officer, will discuss first quarter 2006 results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://investor.bankofamerica.com.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 54 million consumer and small business relationships with more than 5,700 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 19 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Bank of America

Selected Financial Data (1)

	Three Months Ended March 31
	2006	2005
(Dollars in millions, except per share data; shares in thousands)
Financial Summary
Earnings	$4,986	$4,393
Earnings per common share	1.08	1.09
Diluted earnings per common share	1.07	1.07
Dividends paid per common share	0.50	0.45
Closing market price per common share	45.54	44.10
Average common shares issued and outstanding	4,609,481	4,032,550
Average diluted common shares issued and outstanding	4,666,405	4,099,062

Summary Income Statement
Net interest income	$8,776	$7,506
Total noninterest income	8,901	6,032

Total revenue	17,677	13,538
Provision for credit losses	1,270	580
Gains on sales of debt securities	14	659
Other noninterest expense	8,826	6,945
Merger and restructuring charges	98	112

Income before income taxes	7,497	6,560
Income tax expense	2,511	2,167

Net income	$4,986	$4,393

Summary Average Balance Sheet
Total loans and leases	$615,968	$524,921
Securities	234,606	204,574
Total earning assets	1,219,611	1,044,891
Total assets	1,416,373	1,200,859
Total deposits	659,821	627,420
Shareholders’ equity	131,153	99,401
Common shareholders’ equity	130,881	99,130

Performance Ratios
Return on average assets	1.43%	1.49%
Return on average common shareholders’ equity	15.44	17.97
Return on average tangible common shareholders’ equity	31.18	33.09

Credit Quality
Net charge-offs	$822	$889
Annualized net charge-offs as a % of average loans and leases outstanding	0.54%	0.69%
Managed credit card net losses as a % of average managed credit card receivables	3.12	6.17

	At March 31
	2006	2005
Balance Sheet Highlights
Loans and leases	$619,525	$529,457
Total securities	238,073	218,950
Total earning assets	1,176,694	1,059,806
Total assets	1,375,080	1,212,229
Total deposits	682,449	629,987
Total shareholders’ equity	129,426	98,927
Common shareholders’ equity	129,154	98,656
Book value per share	28.19	24.45

Tangible equity ratio (2)	4.04%	4.29%

Risk-based capital ratios:
Tier 1	8.45 *	8.26
Total	11.33 *	11.52
Leverage ratio	6.18 *	5.86
Period-end common shares issued and outstanding	4,581,318	4,035,319

Allowance for credit losses:
Allowance for loan and lease losses	$9,067	$8,313
Reserve for unfunded lending commitments	395	394

Total	$9,462	$8,707

Allowance for loan and lease losses as a % of total loans and leases	1.46%	1.57%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	572	401
Total nonperforming loans and leases	$1,584	$2,073
Total nonperforming assets	1,680	2,338
Nonperforming assets as a % of:
Total assets	0.12%	0.19%
Total loans, leases and foreclosed properties	0.27	0.44
Nonperforming loans and leases as a % of total loans and leases	0.26	0.39

Other Data
Full-time equivalent employees	202,503	176,973
Number of banking centers - domestic	5,786	5,889
Number of branded ATMs - domestic	16,716	16,798

*	Preliminary data

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Corporate and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended March 31, 2006
Total revenue (FTE) (3)	$10,201	$5,560	$1,968	$212
Net income	2,675	1,586	614	111
Shareholder value added	1,310	466	336	(175)
Return on average equity	16.89%	15.02%	22.70%	n/m
Average loans and leases	$187,048	$236,828	$58,766	$133,326

Three Months Ended March 31, 2005
Total revenue (FTE) (3)	$6,853	$5,447	$1,813	$(375)
Net income	1,878	1,851	584	80
Shareholder value added	1,240	749	336	(338)
Return on average equity	26.46%	17.76%	24.01%	n/m
Average loans and leases	$139,644	$205,963	$50,836	$128,478

n/m = not meaningful

	Three Months Ended March 31
	2006	2005
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (3)
Net interest income	$9,040	$7,706
Total revenue	17,941	13,738
Net interest yield	2.98%	2.96%
Efficiency ratio	49.74	51.37

Reconciliation of net income to operating earnings
Net income	$4,986	$4,393
Merger and restructuring charges	98	112
Related income tax benefit	(37)	(37)

Operating earnings	$5,047	$4,468

Operating Basis
Diluted earnings per common share	$1.08	$1.09
Return on average assets	1.45%	1.51%
Return on average common shareholders’ equity	15.63	18.26
Return on average tangible common shareholders’ equity	31.57	33.66
Efficiency ratio	49.19	50.55

Reconciliation of net income to shareholder value added
Net income	$4,986	$4,393
Amortization of intangibles	440	208
Merger and restructuring charges, net of tax benefit	61	75
Capital charge	(3,550)	(2,689)

Shareholder value added	$1,937	$1,987

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Tangible equity ratio equals shareholders’ equity less goodwill, core deposit intangibles and other intangibles divided by total assets less goodwill, core deposit intangibles and other intangibles.

(3)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.